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                         COOPERATIVE MARKETING AGREEMENT


     THIS COOPERATIVE MARKETING AGREEMENT (the "Agreement") dated as of April 6, 2000 (the "EFFECTIVE DATE"), is entered into by and between eGrocery.com, Inc., a Minnesota corporation ("EG"), and HORIZON Pharmacies, Inc., a Delaware corporation ("HZP"). EG and HZP are collectively the "PARTIES" and each is individually a "PARTY."

                                   WITNESSETH

     WHEREAS, EG provides in-store and online media tools promoting consumer brand awareness and product sales;

     WHEREAS, HZP is engaged in the business of, among other things, operating retail drugstores and selling pharmaceuticals, health and beauty care products, and home medical equipment; and

     WHEREAS, both EG and HZP desire that HZP promote its business to EG's users and offer for sale to EG's users through the EG web site pharmaceuticals, health and beauty care products, and home medical equipment.

     NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

SECTION 1.  DEFINITIONS

     The following terms (and their derivations) are used in this Agreement with the respective meanings set forth below:

     "AFFILIATE" means, with respect to either Party, any individual or entity that, directly or indirectly (through one or more intermediaries) controls, is controlled by or is under common control with that Party.

     "ALLIANCE PARTNER" shall mean an entity maintaining or operating a web site(s) not hosted by EG that has elected to participate through EG in one or more of EG's programs.

     "CONTROL" (including the terms "CONTROLLED," "CONTROLLED BY," and "UNDER COMMON CONTROL WITH"), for the purposes of determining an "Affiliate," means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of an individual or entity, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

     "CORPORATE GROCER" shall mean a Grocer or wholesaler maintaining Links via EG specifications that represents a store count of twenty-five (25) or more affiliated individual retail grocery stores.

     "EG SITES" include, but are not limited to, any web site that is at any time during the Term of this Agreement maintained or operated by EG or any of its participating Affiliates or Alliance Partners, including, but not limited to, www.egrocery.com and www.groceryshopping.net.

     "INTELLECTUAL PROPERTY RIGHTS" means all forms of intellectual property rights and protections, including, without limitation, all right, title and interest in and to all patents (including all filed, pending or potential applications for letters patent), copyrights, trade names, trade secrets, Marks and any other intellectual property rights.

     "FULFILLMENT COST" means any cost associated with filling an Order including, but not limited to, (a) the cost to HZP of the drugs or other goods supplied in the Order, (b) the reasonable allocable cost of a pharmacist to fill the Order, (c) the cost to HZP of the bottles for, and labeling of, the Order and other supplies associated with the Order, and (d) a reasonable allocable cost for overhead and operating expenses.

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     "GROCER" means a company in the business of providing groceries to retail customers that maintains a Link by participating as an EG Affiliate or Alliance Partner on the EG Sites.

     "GROCER LIST" means any list of third party providers located on the EG Sites including, but not limited to, the Grocers.

     "GROCER LISTING" means, with respect to any person or entity, any promotional piece related to the person or entity (including related marketing and promotional materials and graphical or text Links) which is included in or associated with any Grocer List.

     "GROCER SITE" means a web site of a Grocer through EG or one of its Affiliates or Alliance Partners.

     "HZP LINK" means a Link from a page of the EG Sites to a page of the HZP Site.

     "HZP SITE" means the web site maintained and operated by HZP located at www.horizonscripts.com.

     "KIOSK" means a self-standing unit placed in a Grocer's physical grocery store that contains a computer with a Link to the HZP Site; provided, however, kiosk shall not include the Money Board coupon system.

     "KIOSK USER" means an individual who uses a Kiosk to connect to the HZP
Site.

     "LINK" is a textual placement or graphical button containing a direct Internet connection between two URLs, without any intermediate URLs, so that a user can complete the connection with a single click of a computer mouse or similar device.

     "LINKED USER" means any user of the EG Sites who executes a HZP Link and is connected to the HZP Site. Once a user becomes a defined "linked user" they always remain a defined "linked user".

     "MARKS" means a Party's trademarks, tradenames, service marks, symbols, logos, brand names, Internet domain names and other proprietary indicia of a Party under common law, state law, federal law and laws of foreign countries.

     "NET PROFIT" means gross proceeds from an Order less Fulfillment Costs, the Linked User Fee or Kiosk Fee (as defined in Section 4.1), any applicable taxes, credit card processing fees, miscellaneous processing fees, the cost to HZP of shipping and handling the Order to the customer, and any proceeds attributable to returned products that were previously included in "Net Profit."

     "OFFENSIVE MATERIAL" means material that infringes the intellectual property or privacy rights of a third party; is obscene; is defamatory; or otherwise gives rise, or is likely to give rise, to criminal or civil liability.

     "ORDER" means a transaction between HZP and a customer whereby a customer orders one or more products from HZP at any one time and remits payment for such products.

     "USER DATA" is identifying information relating to a Linked User or Kiosk User, including, but not limited to, information regarding the following: profile and personal interests, pattern of use, addresses and telephone numbers, and financial and credit situation.

SECTION 2.  PROMOTIONAL PLACEMENTS AND LINKAGE

     2.1. At least 10 business days before the Target Launch Date (as defined below), HZP shall furnish EG with full color representations of, and technical specifications for, the Promotional Placements (as defined in Section 2.2). The graphics and content of the Promotional Placements will be subject to EG's approval, which may not be unreasonably withheld.

     2.2. During the term of this Agreement, EG will post and maintain certain Links, advertisements and listings (collectively, the "PROMOTIONAL PLACEMENTS") on the EG Sites, as follows: (a) EG will list HZP in all EG

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Sites related to pharmaceuticals and home medical equipment; (b) EG will post
HZP Links under a heading indicating that such Link is related to pharmaceuticals on (i) the main pages of the EG Sites and each Grocer Site and/or (ii) other relevant pages of the EG Sites and each Grocer Site; (c) EG will post HZP Links to, and banner advertisements for, the HZP Site on such other pages of the EG Sites and the Grocer Sites as the parties mutually and reasonably agree and deem appropriate.

SECTION 3.  IMPLEMENTATION

     3.1. EG will use all commercially reasonable efforts to design, implement and put in operation the Promotional Placements, subject to HZP's approval which may not be unreasonably withheld, at a future date to be mutually agreed upon (the "TARGET LAUNCH DATE"), but in no event shall the Target Launch Date occur after September 1, 2000, or, if that is not practicable, by the first practicable subsequent date. The actual date of initial exchange of data in actual commercial use (not in a test mode) between the HZP Links and the HZP Site is the "ACTUAL LAUNCH DATE."

     3.2. EG will maintain the Promotional Placements, and HZP will maintain the HZP Site, during the Term (as defined below) of this Agreement.

     3.3. Each Party will assign an account manager to facilitate coordination of the Parties' performance of their obligations under this Agreement. Either Party may change its account manager from time to time, and will promptly notify the other Party of any change.

     3.4. EG will use all commercially reasonable efforts to generate cooperative advertising dollars (the "COOPERATIVE ADVERTISING REVENUE") from general merchandise, trade funds, and display allowances on behalf of HZP at HZP owned or managed stores. HZP retains the right to generate advertising dollars from general merchandise, trade funds, and display allowances by, through, and from its own efforts. For purposes of this Agreement, Cooperative Advertising Revenue will include all advertising revenues generated by, through, or from sources other than EG, except as set forth in Schedule A hereto.

     3.5. EG will use all commercially reasonable efforts to identify, employ, and retain in employment an expert in the area of maximizing and capturing advertising revenues (the "EXPERT"). The Expert, as an employee of EG, will devote a considerable portion of his or her time to maximizing and capturing the advertising revenues subject to this Agreement and will use commercially reasonable efforts to generate advertising revenues for the HZP Site.

     3.6. HZP will be the exclusive provider of pharmaceuticals and home medical equipment on websites located at www.egrocery.com and www.groceryshopping.net and any other sites maintained by EG that contain similar content. HZP will also be the exclusive provider of pharmaceuticals and home medical equipment on EG Sites; provided, however, such exclusivity requirement shall not apply to sites operated by Grocers with pre-existing retail pharmaceutical operations. For all other EG sites, HZP will be promoted as the preferred provider of pharmaceuticals and home medical equipment.

SECTION 4.  COMPENSATION

     4.1. During the Term of this Agreement, HZP will pay to EG the following cash payments: (a) 40% of the Net Profits generated from all Orders by Linked Users and Kiosk Users; provided, that in the event that proceeds from Orders originating from a single Grocer Site or Kiosk exceed $10,000 per month, HZP will pay EG 50% of the Net Profits derived from the portion of proceeds exceeding $10,000 originating from that particular Grocer Site or Kiosk; provided, however, that the percentage of Net Profits to be paid to EG from Orders by Linked Users and Kiosk Users originating through Corporate Grocers shall not be subject to the preceding clause, but rather will be negotiated in good faith between EG and HZP (the "REVENUE-BASED FEES"); (b) $.50 per Order placed by a Linked User on the HZP Site (the "LINKED USER FEES"); and (c) $.25 per Order placed through a Kiosk (the "KIOSK FEES" and together with the Linked User Fees and the Revenue-Based Fees, the "TRANSACTION FEES").

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     4.2.      HZP will pay the Transaction Fees on a monthly basis. Within 15 days following the end of each month occurring subsequent to the Launch Date, HZP shall deliver the Transaction Fees to EG that accrued during that month.

     4.3. HZP will deliver the Transaction Fees and the EG Traffic Reports (as defined in Section 5.2) to EG at the address on the signature page of this Agreement, marked "ATTN: Accounting Department."

     4.4. EG shall have the right, upon no less than 15 days' advance written notice to HZP, to have an independent certified public accountant inspect and audit the books and records of HZP directly associated with HZP's obligations to make payments under this Agreement. Any such audit will be conducted during HZP's normal business hours. Any shortfall or overpayment identified as a result of such audit will, in the absence of a good faith dispute, be paid promptly by the appropriate Party. EG will bear the costs of any such audit. However, if a shortfall in payments due to EG is found which exceeds 10 percent of the total payments due to EG for the reporting period audited, HZP shall promptly reimburse EG for all reasonable costs of the audit. EG's audit and audit reimbursement rights under this Section 4.4 will survive for a period of 6 months following expiration or termination of this Agreement.

     4.5.      (a)    EG will pay by cash payment on a monthly basis to HZP
66.67% of the Cooperative Advertising Fees. For purposes of this Agreement, "COOPERATIVE ADVERTISING FEES" means Cooperative Advertising Revenues generated pursuant to Section 3.4 less direct costs of generating the Cooperative Advertising Revenues (not including any costs other than reasonable costs directly associated with generating Cooperative Advertising Revenues). Within 15 days following the end of each month occurring subsequent to the Launch Date, EG shall deliver the Cooperative Advertising Fees received by EG to HZP that accrued during that month.

               (b) HZP will pay by cash payment on a monthly basis to EG 33.33% of the Cooperative Advertising Fees paid to HZP. Within 15 days following the end of each month occurring subsequent to the Launch Date, HZP shall deliver the Cooperative Advertising Fees received by HZP to EG that accrued during that month.

     4.6 EG will pay by cash payment on a monthly basis to HZP 33.33% of the HZP Site Fees. For purposes of this Agreement, "HZP SITE FEES" means all gross advertising revenues generated by EG pursuant to Section 3.5 and derived from advertisements on the HZP Site less all reasonable and direct costs of obtaining and producing such advertising on the HZP Site; provided, however, that in no event shall EG be required to pay HZP any gross advertising revenues generated by EG that are wholly unrelated to HZP or the HZP Site. The advertising costs described in the previous sentence shall not include any costs other than reasonable costs directly associated with placing advertising on the HZP Site. Within 15 days following the end of each month occurring subsequent to the Launch Date, EG shall deliver to HZP the HZP Site Fees that accrued during that month. In no event will HZP be required or obligated to make any payment, or give any credit for payment, to EG pursuant to this
Section 4.6.

     4.7 EG will deliver the Cooperative Advertising Fees, the HZP Site Fees, and the HZP Traffic Reports (as defined in Section 5.1) to HZP at the address on the signature page of this Agreement, marked "ATTN: Accounting Department."

     4.8 HZP shall have the right, upon no less than 15 days' advance written notice to EG, to have an independent certified public accountant inspect and audit the books and records of EG directly associated with EG's obligations to make payments under this Agreement. Any such audit will be conducted during EG's normal business hours. Any shortfall or overpayment identified as a result of such audit will, in the absence of a good faith dispute, be paid promptly by the appropriate Party. HZP will bear the costs of any such audit. However, if a shortfall in payments due to HZP is found which exceeds 10 percent of the total payments due to HZP for the reporting period audited, EG shall promptly reimburse HZP for all reasonable costs of the audit. HZP's audit and audit reimbursement rights under this Section 4.8 will survive for a period of 6 months following expiration or termination of this Agreement.

SECTION 5.  TRAFFIC AND USER DATA

     5.1. During the Term of this Agreement EG will deliver to HZP within 15 days following the end of each month a reasonably detailed report describing for the month the calculation of the Cooperative Advertising

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Fees paid to EG and the HZP Site Fees (the "HZP TRAFFIC REPORTS"). The HZP
Traffic Reports will be delivered promptly at EG's cost, to HZP in a form and via a distribution method mutually agreed upon by the Parties.

     5.2. During the Term of this Agreement, HZP will deliver to EG within 15 days following the end of each month a reasonably detailed report describing for the month the calculation of the Cooperative Advertising Fees paid to HZP and the Transaction Fees (the "EG TRAFFIC REPORTS"). The EG Traffic Reports will be delivered promptly, at HZP's cost, to EG in a form and via a distribution method mutually agreed upon by the Parties.

     5.3. The HZP Traffic Reports and the EG Traffic Reports will be deemed to be the Confidential Information (as defined below) of both Parties, and both Parties will share in the ownership of the HZP Traffic Reports and the EG Traffic Reports (including, without limitation, the rights to use any of the HZP Traffic Reports or the EG Traffic Reports, which use will be subject to the limitations of Section 8 and to all applicable privacy laws).

SECTION 6.  QUALITY CONTROL; LIMITED EXPRESS WARRANTIES

     6.1. HZP will promptly respond to and resolve, in a commercially reasonable manner, all complaints it receives (directly or indirectly) regarding the products and services offered to Linked Users and Kiosk Users by HZP, and all written complaints it receives (directly or indirectly) from a Grocer with which EG has a contractual relationship.

     6.2. If HZP makes a reasonable good faith determination that the EG Site contains Offensive Material and delivers notice of such to EG, EG shall immediately suspend and remove all links on the EG Sites to the HZP Site, or otherwise block access to the Offensive Material by reliable technical means until such Offensive Material is removed. If EG fails to remove from the EG Site, or make appropriate modifications to the content of, the Offensive Material, and that failure continues for 5 days after HZP's delivery of notice to EG, HZP shall then have the option to give notice under Section 10.2(a), and if the breach remains uncured for the 30-day period specified there, to terminate this Agreement as specified in that Section.

     6.3. HZP shall have the sole right and responsibility for processing all orders for HZP's products or services on or through the HZP Site, including receiving, filling, shipping and handling, collecting payment, tracking and transaction security. All orders for HZP's products and services shall be placed by customers directly with HZP and shall be subject to acceptance by HZP.

     6.4. Each Party warrants that the execution, delivery and performance of this Agreement are within its corporate powers; have been duly authorized by all necessary corporate action on such Party's part; and do not and will not contravene or constitute a default under, and are not and will not be inconsistent with, any law or regulation, any judgment, decree or order, or any contract, agreement, or other undertaking applicable to such Party.

     6.5. HZP warrants that the materials furnished by HZP for display on the EG Sites and the operation of, and content displayed on, the HZP Site does not and will not infringe on the Intellectual Property Rights of any third party or violate any law, statute, rule or regulation, and that it possesses all Intellectual Property Rights necessary to fulfill its obligations under this agreement.

     6.6. EG will ensure that the performance and availability of the EG site is monitored on a continuous basis and remains competitive in all material respects with the performance and availability of other comparable web sites.

SECTION 7.  INTELLECTUAL PROPERTY RIGHTS

     7.1. Subject to the limited license granted to EG under Section 7.2, HZP reserves all of its ownership rights, title and interest in its Intellectual Property Rights. Subject to the limited license granted to HZP under Section 7.3, EG reserves all of its ownership rights, title and interest in its Intellectual Property Rights. Neither Party grants any license to any of the Party's Intellectual Property Rights to the other Party except as specifically set forth in this Section 7.

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     7.2.      HZP hereby grants to EG, during the term of this Agreement, a non-exclusive, non-transferable license to use HZP's Marks as reasonably necessary to perform its obligations under this Agreement. However, any promotional materials containing HZP's Marks will be subject to HZP's prior written approval.

     7.3. EG hereby grants to HZP, during the term of this Agreement, a non-exclusive, non-transferable license to use EG's Marks as reasonably necessary to perform its obligations under this Agreement. However, any promotional materials containing EG's Marks will be subject to EG's specific prior written approval.

     7.4. Each Party agrees to cooperate with the other Party in facilitating the monitoring and control of the use of the other Party's Marks, and to supply the other Party with samples of use upon request. Neither EG nor HZP will use the other Party's Marks in a manner that disparages the other Party, its Marks or its products or services, or portrays the other Party, its Marks or its products or services in a false, competitively adverse or poor light. Each of EG and HZP will comply with the other Party's requests as to the use of the other Party's Marks and will avoid any action that diminishes the value of such Marks. Either Party's unauthorized use of the other's Marks is strictly prohibited.

     7.5. Upon termination of this Agreement, each Party will immediately cease any and all use of the other Party's Intellectual Property, and within 15 days return all assets (digital, proprietary or otherwise) belonging to the other.

SECTION 8.  CONFIDENTIALITY

     8.1. For the purposes of this Agreement, "CONFIDENTIAL INFORMATION" means information about the disclosing Party's business or activities that is proprietary and confidential, including, without limitation, all trade secrets; financial information; processes; formulas; specifications; programs; instructions; source code; object code; technical know-how; methods and procedures for operation; benchmark test results; information about employees; User Data (or similar data about customers or users of a Party's products or services other than Linked Users and Kiosk Users); marketing strategies; services; business or technical plans and proposals (in any form); and any other information relating to either Party that is not generally known to the public at large. The terms and conditions of this Agreement will be deemed to be Confidential Information of both Parties.

     8.2. Confidential Information will not include information that: (a) is in or enters the public domain through no action or fault of the receiving Party; (b) the receiving Party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation;
(c) become known to the receiving Party, from the receiving Party's own independent sources (other than the disclosing Party or its Affiliates) as evidenced from the receiving Party's written records, prior to receiving such information from the disclosing Party and without breach of a nondisclosure obligation; or (d) the receiving Party develops independent of any information originating from the disclosing Party, so long as the receiving Party's written records demonstrate that its employees or agents involved in such development had no access to the Confidential Information in question.

     8.3.      (a)    Each Party agrees: (i) that it will not disclose to any
third party or use any Confidential Information disclosed to it by the other Party except as expressly permitted in this Agreement; and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance; (b) Notwithstanding the foregoing, each Party may disclose Confidential
Information: (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as and to the extent required by law; or (ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors; and (c) Under paragraph (b)(i) above, it will not be deemed a breach of this Agreement for a Party to disclose the terms and conditions of this Agreement in any regulatory filing with the Securities & Exchange Commission, which such Party in good faith determines is required, provided such Party seeks confidential treatment of the material financial terms and conditions of this Agreement. In a situation to which Section 8.3(b)(i) applies, the Party subject to a disclosure order will make reasonable efforts promptly to inform the other Party, so that the other Party has the opportunity to oppose the disclosure order.

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     8.4.      Neither Party will sell, disclose, transfer or rent any User
Data which could reasonably be used to identify a specific named individual ("INDIVIDUAL DATA") to any third party nor will either Party use Individual Data on behalf of any third party without the express permission of the individual user. Where user permission for release of Individual Data to third parties has been obtained, each Party will obtain written assurances from the third party recipients of Individual Data to provide the option, in any communications generated by, or on behalf of, the third party recipients of Individual Data, for the individual user to elect not to receive any further communications from such third party. Each Party will comply with all applicable privacy laws in using or releasing the Individual Data. HZP will prominently display its privacy policy on the HZP Site, and EG will prominently display its privacy policy on the EG Sites, at all times during the Term of this Agreement. If it is a Party's practice to aggregate User Data (or similar data about customers or users of a Party's products or services other than Linked Users or Kiosk Users) for statistical analysis or other similar purposes, such Party will include a statement to that effect in its privacy policy.

SECTION 9.  INDEMNIFICATION

     9.1. HZP will defend and indemnify EG and its Affiliates (and their respective employees, directors and representatives) against any claim or action brought by a third party (including, without limitation, any governmental entity or authority), to the extent relating to: (a) the operation of the HZP Site (but not including claims for which HZP has a right to indemnity under Section 9.2(a) or (b)); (b) products or services sold by or through the HZP Site; or (c) the direct, contributory or vicarious infringement of third-party Intellectual Property Rights by virtue of any materials furnished by HZP for display on the EG Sites.

     9.2. EG will defend and indemnify HZP and its Affiliates (and their respective employees, directors and representatives) against any claim or action brought by a third party (including, without limitation, any governmental entity or authority), to the extent relating to (a) the operation of the EG Sites (but not including claims for which EG has a right to indemnity under Sections 9.1(a) or(b)); (b) products or services sold by or through the EG Site; or (c) or (c) the direct, contributory or vicarious infringement of any third-party Intellectual Property Rights by virtue of any materials furnished by EG for display on the HZP Site.

     9.3. Subject to the indemnified party's compliance with the procedures described in Section 9.4, the indemnifying party will pay any Award against the indemnified party or its Affiliates (or their respective employees, directors or representatives) and any costs and, to the extent of any failure by the indemnifying party to defend, any attorneys' fees reasonably incurred by the indemnified party and its Affiliates resulting from the claim or action. For the purposes of this Section 9, "AWARD" means any final settlement or final judgment (i.e., a settlement or judgment no longer subject to further review, reconsideration or appeal by any court, agency, or other tribunal of competent jurisdiction).

     9.4. In connection with any claim or action described in this Section, the Party seeking indemnification: (a) will give the indemnifying Party prompt written notice of the claim; (b) will cooperate with the indemnifying Party (at the indemnifying Party's expense) in connection with the defense and settlement of the claim; and (c) will permit the indemnifying Party to control the defense and settlement of the claim, provided that the indemnifying Party may not settle the claim without the indemnified Party's prior written consent (which will not be unreasonably withheld). Further, the indemnified Party (at its cost) may appear separately through counsel and participate in the defense and settlement of the claim.

SECTION 10. TERM AND TERMINATION

     10.1. The initial term of this Agreement will begin on the Effective Date and will end on the fifth anniversary of the Effective Date (the "INITIAL TERM"). This Agreement may be extended for additional five year renewal terms (the "RENEWAL TERM") upon the mutual written agreement of the parties hereto. As the context permits, the "TERM" of this Agreement includes the Initial Term and the Renewal Term, if any.

     10.2. At any time during the Initial Term or the Renewal Term, either Party may terminate this Agreement (a) if the other Party materially breaches this Agreement and does not cure the breach within 30 days following its receipt of written notice from the non-breaching Party; (b) effective immediately upon delivery of written notice to the other Party if the other Party, pursuant to federal or state law, makes an assignment for the

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benefit of creditors, or commences or has commenced against it under federal or state law any proceeding in bankruptcy, insolvency, or reorganization; or
(c) effective immediately upon delivery of written notice to other Party if the Actual Launch Date does not occur on or prior to the Target Launch Date.

     10.3. Unless stated otherwise herein, Sections 4.4 and 4.8 ("AUDIT RIGHTS"), 7.1 and 7.4 ("INTELLECTUAL PROPERTY RIGHTS"), 8 ("CONFIDENTIALITY"), 9 ("INDEMNIFICATION"), 11 ("DISCLAIMERS OF IMPLIED WARRANTIES") and 12 ("LIMITATION OF LIABILITY") will survive the termination or expiration of this Agreement.

     10.4. All undisputed payments that have accrued prior to the termination or expiration of this Agreement will be payable in full in U.S. currency within 30 days after termination or expiration.

SECTION 11. DISCLAIMERS OF IMPLIED WARRANTIES

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES REGARDING ITS WEBSITES OR THE SERVICES TO BE PROVIDED BY THAT PARTY UNDER THIS AGREEMENT, INCLUDING (WITHOUT LIMITATION) IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING ANY ECONOMIC OR OTHER BENEFIT THAT THE OTHER PARTY MIGHT OBTAIN THROUGH ITS PARTICIPATION IN THIS AGREEMENT.

SECTION 12. LIMITATION OF LIABILITY

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST REVENUES, LOST PROFITS OR LOST DATA) ARISING OUT OF THIS AGREEMENT. EACH PARTY'S ENTIRE LIABILITY ARISING FROM THIS AGREEMENT (EXCEPT FOR LIABILITIES ARISING UNDER SECTION 9, RELATING TO A PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR RELATING TO A PARTY'S DAMAGE TO PERSON OR TANGIBLE PERSONAL PROPERTY) WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, WILL NOT EXCEED THE AGGREGATE AMOUNTS PAYABLE BY SUCH PARTY UNDER SECTION 4.

SECTION 13. MISCELLANEOUS

     13.1. The Parties are entering this Agreement as independent contractors, and this Agreement will not be construed to create a partnership, joint venture, franchise or employment relationship between them. Neither Party will represent itself to be an employee or agent of the other or enter into any agreement on the other's behalf or in the other's name.

     13.2. Neither Party will issue any press release or make any other public disclosure regarding this Agreement or its terms without the other Party's prior written consent as to the timing and content of that release or disclosure (which consent shall not be unreasonably withheld), or except as may be required by law in the opinion of the disclosing Party's counsel.

     13.3. Neither HZP nor EG will be liable for, or will be considered to be in breach of, or default under, this Agreement on account of any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond the Party's reasonable control and that the Party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected Party will give prompt written notice to the other Party and will use commercially reasonable efforts to minimize the impact of the event.

     13.4. Notices deliverable under this Agreement shall be given in writing, addressed to the Parties as set forth on the signature page below and shall be deemed to have been given either one day after being given to an express overnight carrier with a reliable system for tracking delivery; or when sent by a facsimile promptly and specifically confirmed by telephone, with another copy sent by express overnight carrier with a reliable system for tracking delivery.

     13.5. The prevailing Party will be entitled to recover from the non-prevailing Party all of its costs and expenses incurred in connection with any litigation commenced to enforce any provision of this Agreement or to seek a declaration of the rights of the Parties under this Agreement or as a result of any breach of any provision of this Agreement, including without limitation reasonable attorneys' fees.

     13.6. Neither HZP nor EG may assign this Agreement, in whole or in part, without the other Party's prior written consent. However, either party may assign its rights and duties under this Agreement without the other Party's consent, so long as the assignee agrees in writing to be bound by this Agreement, to an entity purchasing all or substantially all of the assigning Party's capital stock or assets or the surviving entity in connection with the merger, consolidation or reorganization of the assigning Party.

     13.7. If any provision of this Agreement is declared null, void or otherwise unenforceable, that provision will be deemed severed from this Agreement, and the remainder of this Agreement will be enforceable to the maximum practicable extent.

     13.8. This Agreement represents the entire agreement between the Parties with respect to this subject matter and supersedes any previous or contemporaneous oral or written agreements regarding this subject matter. This Agreement may be amended or modified only by a written instrument signed by a duly authorized agent of each Party.

     13.9. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the state of Texas, without giving effect to Texas' choice of law rules.

     13.10. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together one and the same document.

     13.11. The failure of either Party at any time to require performance by the other Party of any provision of this Agreement will in no way affect the right of that Party to require performance of that provision. Any waiver by either Party of any breach of any provision of this Agreement will not be construed as a waiver of any continuing or succeeding breach of that provision, a waiver of the provision itself or a waiver of any other provision or right under this Agreement.

     13.12. This Agreement will be deemed to have been negotiated and prepared at the joint request, direction, and construction of the Parties, at arms length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to either Party.

     13.13. Nothing in this Agreement, express or implied, will give to any person, other than the Parties and their successors under this Agreement, any benefit or any legal or equitable right, remedy or claim under this Agreement.

                           [SIGNATURE PAGE TO FOLLOW]

     THEREFORE, the Parties have executed this Agreement as of the date first written above by their duly authorized representatives.

                                   eGROCERY.COM INC.



                                   By:    /s/ Allen Snyder
                                      -----------------------------------------
                                      Allen Snyder
                                      Chairman
                                      360 North Robert Street, Suite 500
                                      St. Paul, MN  55101
                                      Facsimile:-------------------------------


                                   HORIZON PHARMACIES, INC.



                                   By:    /s/ Ricky D. McCord
                                      -----------------------------------------
                                      Rick McCord
                                      President and CEO
                                      531 West Main Street, Denison, Texas 75020
                                      Facsimile: (903) 465-6274

                                   SCHEDULE A
                                   ----------



Mason Vitamins

Hallmark

Lifescan

McKesson HBOC, Inc.

Any and all revenues derived from prescription rebates

Any and all revenues related to market share monies on prescription drug items



















                           Schedule A-1